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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 29, 1996

                         Commission file number 0-26980

                            ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)


                     CALIFORNIA                             33-0160968
           (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

               245 FISCHER AVENUE, D-1
                   COSTA MESA, CA                              92626
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)              (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400







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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

NORTHGATE PARK (THE "FACILITY")

Consistent with its business plan strategy, ARV Assisted Living Inc. ("ARV") has purchased Northgate Park ("Northgate"), a 126-unit independent living facility. While the Facility currently provides no assisted living services, ARV has commenced processing necessary to obtain the licensing required for provision of assisted living services to its senior citizen residents. This acquisition represents the tenth third-party acquisition since the Company's initial public offering in October 1995.

The Company acquired Northgate Park from Northgate Congregate Care Associates, Ltd., an Ohio limited partnership ("Seller"), an unrelated third party, pursuant to a Purchase Agreement and Escrow Instructions dated July 31, 1996, negotiated between the Company and Seller. The purchase closed on August 29, 1996.


TERMS OF PURCHASE

Northgate's purchase price of $7.5 million was fully financed with cash on hand.


OPERATION

Northgate's occupancy at August 29, 1996 was approximately 96%. While the project is now 11 years old, the Facility has been well maintained and is not currently in need of major upgrades or rehabilitation. However, the Company has budgeted $400,000 for certain cosmetic improvements and changes in order to allow the Facility to provide assisted living services. The Company believes that the purchase price negotiated with the Seller reflects both the occupancy rate and the condition of the Facility.


THE FACILITY

Northgate is a 126 unit independent living facility constructed in 1985. The site is an approximate 9.25 acre parcel containing a one-story brick building containing 402,930 square feet. Of its 126 units, 89 units are one bedroom with living room, kitchenette, bathroom and patio and 37 units are studios with kitchenette, bathroom and patio. On-site amenities include a beauty and barber shop, gift store, banking facilities, library, common living room, three separate lounge areas, six laundry rooms and a private dining room.

The Company is confident that its experience in assisted living facilities and its knowledge of the senior housing market, including the operation of thirty nine other assisted living facilities will enable it to achieve operating efficiencies while maintaining or improving the Facility's

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occupancy rates at full market rent.


LOCATION

Northgate is located in the City of Cincinnati, Hamilton County, Ohio, in the northwest quadrant a few minutes south of the I-275 freeway. It is in close proximity to a large shopping mall, stores, churches, doctor's offices and medical facilities including hospitals and nursing homes.



MARKET DATA

Northgate draws 95% of its residents from Hamilton County, Ohio of which 80% of these residents are from a ten mile radius of the Facility. The remaining 5% of the residents are from Dearborn, Indiana and Butler Counties, Ohio.


COMPETITION

Northgate's competition for provision of senior assisted living services within the greater Cincinnati area comes primarily from seven area facilities which provide independent and assisted living. Each of the competing facilities was built between 1983 and 1991. Of these seven facilities, two are owned, leased or operated by the Company.


SPECIAL RISKS

The success of the Facility depends to a large extent on increasing gross revenues, holding or decreasing costs, and on the abilities of the on-site management teams which the Company assembles. To achieve increased revenue and stable operating cost goals, policies used by the former owners may need to be altered. This could result in short term resident dissatisfaction and/or relocation. Moreover, given that the Facility is not newly constructed, unforeseen circumstances could necessitate major renovation or more refurbishing than originally planned. The relatively low vacancy rates enjoyed throughout the primary market may induce other operators to create new, competitive facilities.

Two of the Company's assisted living facilities, Amber Park and Mallard Cove are located in the same county as Northgate. Therefore, revenue at Northgate may be negatively impacted by the close proximity of these facilities and vice versa. However, the Company believes that this close proximity is a positive factor in growing its Ohio business and obtaining market control.




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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

None attached. The financial statements required pursuant to Rule 3-14 of Regulation S-X will be filed within 60 days of this Report.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.





By:  /s/ Patrick M. Donovan
     ----------------------------------------
     Patrick M. Donovan
     Vice President Finance
     (duly authorized financial officer)

Date: September 11, 1996


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